Exhhibit 16.1

[Letterhead of Shatswell, MacLeod & Company, P.C.]

 August 17, 2015

 Securities and Exchange Commission
100 F Street, N. E.
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Melrose Bancorp, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated August 17, 2015 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Shatswell, MacLeod & Company, P.C.
Shatswell, MacLeod & Company, P.C.